Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD EARNINGS

QUINCY, January 16, 2019 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank (the “Bank”), today announced record earnings for the twelve months ended December 31, 2018. For the year ended December 31, 2018, Plumas Bancorp (the “Company”) reported net income of $14.0 million, an increase of $5.8 million, or 71%, from $8.2 million for the year ended December 31, 2017. Earnings per diluted share increased to $2.68 for the year ended December 31, 2018, up $1.10 from $1.58 for 2017. Earnings for the fourth quarter of 2018 totaled $3.6 million, an increase of $2.5 million, or 214%, from $1.1 million for the three months ended December 31, 2017. Earnings per diluted share increased to $0.68 for the three months ended December 31, 2018, up $0.46 from $0.22 for the fourth quarter of 2017. Net income for the fourth quarter of 2017 was reduced by $1.4 million, or $0.27 per diluted share, because of a one-time revaluation of the Company’s deferred tax assets.

Financial Highlights

December 31, 2018 compared to December 31, 2017

●	Total assets increased by $79 million, or 11%, to a record level of $824 million.
●	Gross loans increased by $80 million, or 16%, to a record level of $566 million.
●	Total deposits increased by $64 million, or 10%, to a record level of $727 million.
●	Total equity increased by $11.2 million to $67 million; also, a record.
●	Book value per share increased by $2.03, or 18%, to $13.03, up from $11.00.
●	Tangible common equity to total assets increased to 8.0%.
●	Nonperforming assets to total assets declined from 0.59% at 12/31/17 to 0.28%.
●	Nonperforming loans to total loans declined from 0.62% at 12/31/17 to 0.20%.

Income Statement

Year ended December 31, 2018 compared to December 31, 2017

●	Net income increased by $5.8 million or 71%, to $14.0 million.
●	Diluted EPS increased by $1.10, or 70%, to $2.68 from $1.58.
●	Net interest income increased by $5.2 million to $33.1 million.
●	Return on average equity increased to 23.3% from 15.4%.
●	Return on average assets increased to 1.83% from 1.18%.

Three months ended December 31, 2018 compared to December 31, 2017

●	Net income increased by $2.5 million or 214%, to $3.6 million.
●	Diluted EPS increased by $0.46, or 209%, to $0.68 from $0.22.
●	Net interest income increased by $1.6 million to $9.0 million.
●	Return on average equity increased to 22.2% from 8.0%.
●	Return on average assets increased to 1.74% from 0.61%.

President’s Comments

Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank, commented, “The Board of Directors, executives and I are extremely pleased to report that the Company delivered record earnings for all four quarters in 2018. Our performance was driven by strong loan and deposit growth. We also maintained excellent asset quality metrics and continued our focus on improving overall efficiency. These operating results enhanced shareholder value in 2018 by increasing tangible book value, providing a return on average equity significantly higher than peer institutions, and the payment of a notable semi-annual dividend.”

Ryback continued, “2018 was a productive year for our Company. We successfully executed on our strategic priorities throughout the year, most notably our technology initiatives and our expansion into Carson City, Nevada and the Sierra region. All of this was accomplished while continuing to invest in our team members and our communities.”

Ryback concluded, “With our solid level of capital and our robust earnings momentum, we believe that Plumas Bancorp is well positioned to continue its strong growth and high returns in 2019.”

Loans, Deposits, Investments and Cash

Gross loans increased by $79.6 million, or 16%, from $486.6 million at December 31, 2017 to $566.2 million at December 31, 2018. The increase in loan balances includes $31.4 million in commercial real estate loans, $16.7 million in automobile loans, $15.0 million in construction and land development loans, $10.3 million in agricultural loans and $9.9 million in commercial loans. These increases were partially offset by declines in other loan categories the largest of which was a decrease of $3.3 million in equity lines of credit.

Total deposits increased by $63.9 million, or 10%, from $662.7 million at December 31, 2017 to $726.6 million at December 31, 2018. The increase in deposits includes $45 million in deposits at our Carson City, Nevada branch which we purchased from Mutual of Omaha Bank on October 26, 2018. At December 31, 2018, 42% of the Company’s deposits were in the form of non-interest-bearing demand deposits.

The increase in deposits of $63.9 million includes increases of $22.0 million in money market accounts, $21.8 million in demand deposits, $10.9 million in time deposits, $5.9 million in interest-bearing demand deposits and $3.3 million in savings accounts. The increase in time deposits relates to the Carson City branch acquisition as does much of the increase in money market accounts. The average rate paid on the Carson City money market and time deposits exceeds that which Plumas Bank pays in other markets and we would expect some runoff on these accounts as they reprice over time. The Company has no brokered deposits.

Total investment securities increased by $34.0 million to $171.5 million at December 31, 2018, up from $137.5 million at December 31, 2017. The Company’s investment portfolio at December 31, 2018 consisted of $132.7 million in U.S. Government-sponsored agencies collateralized by residential mortgage obligations and $38.8 million in obligations of states and political subdivisions.

Cash and due from banks decreased by $40.8 million from $87.5 million at December 31, 2017 to $46.7 million at December 31, 2018.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at December 31, 2018 were $2.3 million, down from $4.4 million at December 31, 2017. Nonperforming assets as a percentage of total assets were 0.28% at December 31, 2018 and 0.59% at December 31, 2017. OREO totaled $1.2 million at December 31, 2018 and $1.3 million at December 31, 2017. Nonperforming loans at December 31, 2018 were $1.1 million, a decrease of $1.9 million from $3.0 million at December 31, 2017. Nonperforming loans as a percentage of total loans decreased to 0.20% at December 31, 2018, down from 0.62% at December 31, 2017.

During the year ended December 31, 2018 we recorded a provision for loan losses of $1 million, up $400 thousand from a provision of $600 thousand during the year ended December 31, 2017. Net charge-offs totaled $711 thousand during the twelve months ended December 31, 2018 and $480 thousand during the same period in 2017. Net charge-offs as a percentage of average loans were 0.14% during 2018 and 0.10% during the year ended December 31, 2017. The allowance for loan losses totaled $7.0 million at December 31, 2018 and $6.7 million at December 31, 2017. The allowance for loan losses as a percentage of total loans decreased from 1.37% at December 31, 2017 to 1.23% at December 31, 2018.

Shareholders’ Equity

Total shareholders’ equity increased by $11.2 million from $55.7 million at December 31, 2017 to $66.9 million at December 31, 2018. The largest component of the $11.2 million increase was earnings during the twelve-month period totaling $14.0 million. During 2018 the Company paid two 18 cents per share semi-annual cash dividends which had the effect of reducing shareholders’ equity by $1.8 million.

Net Interest Income and Net Interest Margin

Net interest income was $33.1 million for the year ended December 31, 2018, up $5.2 million, or 18%, from $27.9 million during 2017. Related to increases in average loan and investment balances and in the yield on these balances, interest income increased by $5.4 million, or 19%, from $28.9 million during 2017 to $34.3 million during the current year. Interest expense increased by $219 thousand.

Net interest income for the three months ended December 31, 2018 was $9.0 million, an increase of $1.6 million from the $7.4 million earned during the same period in 2017. Like the twelve-month comparison, the largest component of the increase in net interest income were increases in both rate and average balance of interest earning assets. Interest expense increased by $137 thousand from $262 thousand during the three months ended December 31, 2017 to $399 thousand during the quarter ended December 31, 2018. Interest expense related to the deposits housed in the Carson City branch totaled $81 thousand.

Net interest margin is net interest income expressed as a percentage of average interest-earning assets. Net interest margin for the year ended December 31, 2018 increased to 4.70%, up from 4.35% during 2017. Net interest margin for the three months ended December 31, 2018 increased to 4.73%, up from 4.28% during the fourth quarter of 2017. The increase in margin was mostly driven by increases in loan and investment yield. During the year ended December 31, 2018, the average yield on loans was 5.74% an increase of 27 basis points from 5.47% during 2017. During this same period the average yield on investments increased by 41 basis points from 2.17% to 2.58%. For the three months ended December 31, 2018 and 2017 loan yield was 5.78% and 5.53%, respectively. The average yield on investments was 2.66% during the three months ended December 31, 2018 and 2.21% during the quarter ended December 31, 2017.

Non-Interest Income/Expense

During the year ended December 31, 2018, non-interest income totaled $8.9 million, an increase of $601 thousand from the twelve months ended December 31, 2017. The largest component of this increase was a $209 thousand gain recorded upon the prospective adoption of a newly effective accounting pronouncement impacting the measurement of equity securities, which in our case consists of stock in our correspondent banks, without a readily determinable fair market value. Other significant increases included $109 thousand in service charges on deposit accounts, $187 thousand in interchange income and $69 thousand in loan service fees. We attribute these increases primarily to growth in the bank. Gains on sale of loans decreased by $136 thousand. The decline in gain on sale relates to a decline in the average premium received on sale.

During the three months ended December 31, 2018, non-interest income totaled $1.8 million, an increase of $174 thousand from the three months ended December 31, 2017. The largest component of this increase was a decrease of $141 thousand in loss on sale of investment securities. During the fourth quarter of 2017 the Company sold approximately $5.4 million of fixed income available-for-sale investment securities as part of its overall tax management planning, recording a $141 thousand loss on sale. The proceeds from these sales of securities were reinvested in higher-yielding investments.

During 2018, total non-interest expense increased by $1.7 million to $21.8 million. The three largest components of this increase were increases of $633 thousand in salaries and benefits, $313 thousand in professional fees and $352 thousand in other. The largest components of the increase in salary and benefit expense were increases of $762 thousand in salary expense and $386 thousand in bonus expense. Salary expense increased to $9.5 million related to additions to staff, merit and promotion increases and the implementation in 2018 of a $15 per hour minimum wage. Bonus expense is mostly a function of pretax income; the increase during the 2018 period is primarily related to the increase in pretax income and expansion in 2018 in the bonus plan to include nonofficer level personnel. These items were partially offset by an increase in the deferral of loan origination costs of $731 thousand to $2.5 million related mostly to an increase in loan origination activity.

During the three months ended December 31, 2018, total non-interest expense increased by $731 thousand to $5.7 million, up from $5.0 million for the comparable period in 2017. The largest component of this increase was an increase of $160 thousand in salaries and benefits. Salary expense increased by $264 thousand to $2.5 million and bonus expense increased by $100 thousand. These items were partially offset by an increase in deferred loan origination costs of $187 thousand.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank headquartered in Northeastern California. The Bank operates thirteen branches: eleven located in the California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and two branches located in the northern Nevada counties of Washoe and Carson City. The Bank also operates four loan production offices: three located in the California counties of Placer, Butte and Tehama and one located in the Oregon county of Klamath. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer

Plumas Bank

35 S. Lindan Avenue

Quincy, CA 95971

530.283.7305 ext.8912

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of December 31,
	2018	2017	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$46,686	$87,537	$(40,851)	-46.7%
Investment securities	171,507	137,466	34,041	24.8%
Loans, net of allowance for loan losses	562,498	482,248	80,250	16.6%
Premises and equipment, net	14,287	11,346	2,941	25.9%
Bank owned life insurance	12,856	12,866	(10)	-0.1%
Real estate acquired through foreclosure	1,170	1,344	(174)	-12.9%
Accrued interest receivable and other assets	15,394	12,620	2,774	22.0%
Total assets	$824,398	$745,427	$78,971	10.6%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$726,565	$662,657	$63,908	9.6%
Accrued interest payable and other liabilities	20,591	16,760	3,831	22.9%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	757,466	689,727	67,739	9.8%
Shareholders’ equity	66,932	55,700	11,232	20.2%
Total liabilities and shareholders’ equity	$824,398	$745,427	$78,971	10.6%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED DECEMBER 31,	2018	2017	Dollar Change	Percentage Change

Interest income	$9,367	$7,668	$1,699	22.2%
Interest expense	399	262	137	52.3%
Net interest income before provision for loan losses	8,968	7,406	1,562	21.1%
Provision for loan losses	200	-	200	-
Net interest income after provision for loan losses	8,768	7,406	1,362	18.4%
Non-interest income	1,841	1,667	174	10.4%
Non-interest expense	5,735	5,004	731	14.6%
Income before income taxes	4,874	4,069	805	19.8%
Provision for income taxes	1,304	2,933	(1,629)	-55.5%
Net income	$3,570	$1,136	$2,434	214.3%

Basic earnings per share	$0.70	$0.22	$0.48	218.2%
Diluted earnings per share	$0.68	$0.22	$0.46	209.1%

FOR THE YEAR ENDED DECEMBER 31,	2018	2017	Dollar Change	Percentage Change

Interest income	$34,322	$28,953	$5,369	18.5%
Interest expense	1,236	1,017	219	21.5%
Net interest income before provision for loan losses	33,086	27,936	5,150	18.4%
Provision for loan losses	1,000	600	400	66.7%
Net interest income after provision for loan losses	32,086	27,336	4,750	17.4%
Non-interest income	8,881	8,280	601	7.3%
Non-interest expense	21,841	20,111	1,730	8.6%
Income before income taxes	19,126	15,505	3,621	23.4%
Provision for income taxes	5,134	7,316	(2,182)	-29.8%
Net income	$13,992	$8,189	$5,803	70.9%

Basic earnings per share	$2.74	$1.64	$1.10	67.1%
Diluted earnings per share	$2.68	$1.58	$1.10	69.6%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Year Ended			Three Months Ended
	12/31/2018	12/31/2017	12/31/2016	12/31/2018	12/31/2017
EARNINGS PER SHARE
Basic earnings per share	$2.74	$1.64	$1.54	$0.70	$0.22
Diluted earnings per share	$2.68	$1.58	$1.47	$0.68	$0.22
Weighted average shares outstanding	5,108	5,005	4,864	5,129	5,060
Weighted average diluted shares outstanding	5,219	5,185	5,098	5,222	5,200
Cash dividends paid per share (1)	$0.36	$0.28	$0.10	$0.18	$0.14

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.83%	1.18%	1.20%	1.74%	0.61%
Return on average equity	23.3%	15.4%	16.1%	22.2%	8.0%
Yield on earning assets	4.87%	4.50%	4.39%	4.94%	4.43%
Rate paid on interest-bearing liabilities	0.30%	0.27%	0.29%	0.36%	0.26%
Net interest margin	4.70%	4.35%	4.21%	4.73%	4.28%
Noninterest income to average assets	1.16%	1.19%	1.23%	0.90%	0.89%
Noninterest expense to average assets	2.86%	2.89%	3.00%	2.79%	2.68%
Efficiency ratio	52.0%	55.5%	58.9%	53.1%	55.2%

	12/31/2018	12/31/2017	12/31/2016
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$6,958	$6,669	$6,549
Allowance for loan losses as a percentage of total loans	1.23%	1.37%	1.42%
Nonperforming loans	$1,117	$3,022	$2,724
Nonperforming assets	$2,340	$4,401	$3,471
Nonperforming loans as a percentage of total loans	0.20%	0.62%	0.59%
Nonperforming assets as a percentage of total assets	0.28%	0.59%	0.53%
Net charge-offs	$711	$480	$329
Net charge-offs as a percentage of average loans	0.14%	0.10%	0.08%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,137	5,065	4,897
Tangible common equity	$65,748	$55,619	$47,907
Tangible book value per common share	$12.80	$10.98	$9.78
Tangible common equity to total assets	8.0%	7.5%	7.3%
Gross loans to deposits	77.9%	73.4%	79.2%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	9.3%	8.8%	9.2%
Common Equity Tier 1 Ratio	11.8%	12.0%	12.1%
Tier 1 Risk-Based Capital Ratio	11.8%	12.0%	12.1%
Total Risk-Based Capital Ratio	13.0%	13.2%	13.3%

(1) The Company paid a semi-annual dividend of 18 cents per share on  November 15, 2018 and May 15, 2018, 14 cents per share on November 15, 2017 and May 15, 2017 and 10 cents per share on November 21,2016.